Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

     The Executive Employment Agreement (the “Agreement”) is effective as of September ___, 2008 (the “Effective Date”) and is between Gen2Media Corp, a Nevada Corp. (the “Company”) and Thomas Moreland (the “Employee”).

RECITALS:

            WHEREAS, the Company desires that the Employee become the Chief Financial Officer of the Company.

            WHEREAS, the Employee desires to accept such role under the terms hereof.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.           Term of Employment. The period of employment of Employee by the Company under the Agreement (the Employment Period) shall be deemed to have commenced on the Effective Date and shall terminate in accordance with Section 6, however, if not terminated sooner, shall continue until December 31, 2011.

2.           Duties.

(a) During his employment by the Company, the Employee shall perform such duties as are customary and typical by an officer of a publicly traded company, and shall discharge such duties in a professional and diligent manner at all times, to the best of his abilities. Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Unless otherwise agreed by the Company and Employee, Employee’s principal place of business with the Company shall be in Central Florida. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates.

3.           Compensation.

(a)           Salary. The Company shall pay to Employee a base salary of $120,000 per year, plus any bonuses and/or stock options as granted from time to time in the sole discretion of the Board of Directors. However, until December 1, 2008, the base salary shall be $8,000 per month.

(b)           Health Insurance. As additional compensation for the Employee, the Company shall provide or maintain the medical and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.

(c)           Stock Options. The Company hereby grants to Employee the option to purchase 300,000 shares of the common stock of the Company at the price that is the closing price of the stock on the close of the first day of trading, but in no event shall the exercise price exceed $1 per share. These options shall vest equally over the term of this Agreement.

4.           Vacation. Employee shall be entitled to 3 weeks paid vacation per year in accordance with the Company’s standard Paid Time Off policies during each year of his employment under the Agreement.

5.           Reimbursement For Expenses. The Company shall reimburse the Employee within 30 days of the submission of appropriate documentation, and in no event later than the last day of the calendar year following the year in which an expense was incurred, for all reasonable and approved travel and entertainment expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under the Agreement. The Company shall also provide up to $150 per month of reimbursement for cellular phone service.

6.           Termination of Agreement.

           (a)           Death. The Agreement shall automatically terminate upon the death of Employee.

           (b)           Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of the Agreement. Any dispute between the Employee and the Company regarding whether Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

           (c)           Termination By Company For Cause. The Company may terminate the Agreement upon written notice to Employee at any time for “Cause” in accordance with the procedures provided below;

           (d)           For purposes of the Agreement, “Cause” shall mean:

                      (i)           the material breach of any provision of the Agreement by Employee which has not been cured within five business (5) days after the Company provides notice of the breach to Employee; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Employee has previously received notice and an opportunity to cure, then no additional notice is required and the Agreement may be terminated immediately upon the Company’s election and written notice to Employee);

                      (ii)           the entry of a plea of guilty or judgment entered after trial finding Employee guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

                      (iii)           willfully engaging by Employee in conduct that the Employee knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

                      (iv)           without limiting the generality of Section 6(d)(i), the breach or threatened breach of any of the provisions of Sections 8, 9 or 10; or

                      (v)           a ruling in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under the Agreement now or in the future.

           (e)           Termination By Company Without Cause. The Company may terminate the Agreement at any time, and for any reason, by providing at least thirty (30) days written notice to Employee.

           (f)           Termination By Employee With Good Reason. Employee may terminate his employment with good reason anytime after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events (each event being referred to herein as “Good Reason”):

      (i)           Any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any adverse respect with Employee’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Employee’s titles or offices (including, membership on the Board of Directors) with the Company;

      (ii)           a reduction in Employee’s Base Salary or Bonus opportunity;

                      (iii)           the relocation of the Company’s principal executive offices out of Central Florida;

                      (iv)           the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Employee is participating immediately prior to the date of  the Agreement or the taking of any action by the Company which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits;

                      (v)           any refusal by the Company to continue to permit Employee to engage in activities not directly related to the business of the Company which Employee was permitted to engage in prior to the date of the Agreement;

                      (vi)           the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Employee and Company;

                      (vii)           the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 10;

                      (viii)           any other breach of a material provision of the Agreement by the Company.

           For purposes of clauses (iii) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s right to terminate employment with Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

7.           Effect of Termination. Upon the termination of the Agreement, no rights of Employee which shall have accrued prior to the date of such termination, including the right to receive any bonus Fully-Earned through the date of such termination, shall be affected in any way.

           (a)           Upon Death of Employee.  During the Term, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any bonus Fully-Earned (as herein defined) through the date of such termination; provided, however, Employee’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to a bonus, that such Employee shall be treated as if she had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and her eligibility for an incentive bonus, if any, shall be determined accordingly. Further, a surviving spouse of Employee shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the full premium rate (Company plus employee portion) for a one year period after the date of termination.

           (b)            For Disability; By Company Without Cause; By Employee with Good Reason.

           If the Agreement is terminated under Section 6 (b), (e) or (f):

                      (i)           Employee shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and shall receive a severance equal to 3 months salary, paid out in 3 equal monthly installments.

                      (ii)           All unvested stock options and restricted stock grants previously awarded to Employee by the Company or shall remain in full force and effect as if no termination had occurred, and

                      (iii)           Employee may have against any of them, to the extent such claims arise from Employee’s employment hereunder, and any revocation period with respect to such release have expired, prior to the six month anniversary of the date of such termination, and

                      (iv)            Employee shall no longer be bound by the prohibitions contained in Section 9.3 and 9.4.2 hereof prohibiting Employee from engaging or having any interests in, directly or indirectly, in a competitive business or soliciting employees; provided, however, Employee shall remain bound by the further prohibition contained in Section 9.4.1, and

                      (v)            Except as provided for in the Section 7(b), Employee shall not have any rights which have not previously accrued upon termination of the Agreement.

           (c)           By Company With Cause. In the event of termination of Employee’s employment Section 6t(c) Employee shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and she shall not be entitled to any other benefits (except as required by law).

8.           Confidential Information.

           (a)            The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates; and/or shall entrust Employee with business opportunities of Company or its Affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its Affiliates.

           (b)           The Employee acknowledges that in his employment hereunder she occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for her own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Employee or in any acquired by him during the term of the Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

           (c)            The confidentiality obligations set forth in (a) and (b) of the Section 8 shall apply during Employee’s employment and for a period of one year after termination of employment.

           (d)           All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment with Company (whether during business hours or otherwise and whether on the premises of the Company or one of its Affiliate or otherwise) that relate to the business, products or services of the Company or any of its Affiliates shall be disclosed to the Board of Directors and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

           (e)            If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment.

9.           Restrictive Covenants

9.1           For the purposes of the Section, the following words have the following meanings:

           9.1.1                       “Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the Media  business;

           9.1.2                       “Confidential Information” has the meaning ascribed thereto in Section 9;

           9.1.3                       “Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period:

   (a)            The Employee had material personal dealings pursuant to her employment; or

           (b)           Any employee who was under the direct or indirect supervision of the Employee had material personal dealings pursuant to their employment.

           9.1.4                       “Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period:

(a)  the Employee shall have had material personal dealings pursuant to her employment; or

(b)  any employee who was under the direct or indirect supervision of the Employee shall have had material personal dealings pursuant to their employment; or

(c)  the Employee was directly responsible in a client management capacity on behalf of the Company.

           9.1.5                      “Restricted Area” means:

           (a)  any geographic area in which the Company or Affiliates provided Restricted Services and for which the Employee was responsible in the 24 months preceding the date of Employee’s termination of employment by the Company.

           9.1.6                       “Restricted Employee” means any person who on the date of Employee’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Employee had material contact or dealings in the course of her Employment during the Restricted Period;

           9.1.7                       “Restricted Period” means the period of 24 months ending on the last day of the Employee’s employment with the Company or, in the event that no duties were assigned to the Employee or the Employee was placed upon garden leave, the 12 months immediately preceding the last day on which the Employee carried out any duties for the Company;

           9.1.8   “Restricted Services” means Company Services or any services of the same or of a similar kind.

9.2            The Employee recognizes that, whilst performing his duties for the Company, she will have access to and come into contact with trade secrets and confidential information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out in the Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of her employment.

9.3            The Employee hereby undertakes with the Company that she will not during his employment with the Company and for the period of twelve months after she ceases to be employed by the Company whether by himself through her employees or agents or otherwise howsoever and whether on her own behalf or on behalf of any other person, firm, company or other organization, directly or indirectly:

   9.3.1                       in competition with the Company or its Affiliates within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, underwriting, distributing, selling, supplying or otherwise dealing with Restricted Services; or

           9.3.2                       in competition with the Company or its Affiliates, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Services from any Customer or Prospective Customer; or

           9.3.3                       employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.

9.4           The Employee hereby undertakes with the Company that she shall not during her employment with the Company and for the period of 24 months after  Employee ceases to be employed by the Company without the prior written consent of the Company whether by himself through her employees or agents or otherwise howsoever and whether on her own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

           9.4.1                      in competition with the Company, solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

           9.4.2                      solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

9.5            The benefit of Sections 9.3 and 9.4 shall be held on trust by the Company for each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Employee has in the course of her duties for the Company or by reason of rendering services to or holding office in such Affiliate:

           9.5.1                      acquired knowledge of its trade secrets or Confidential Information; or

   9.5.2                      had material personal dealings with its Customers or Prospective Customers; or

           9.5.3                      supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in Section 9 to “the Company” shall for the purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Employee pursuant to the Section 10.5 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favor of any other Affiliate or the Company.

9.6            The parties agree that the periods referred to in Sections 9.3 and 9.4 above will be reduced by one day for every day, during which, at the Company’s direction the Employee has been excluded from the Company’s premises and has not carried out any duties.

9.7           While the restrictions in the Section 9 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective. The restrictions set forth in this Section 9 are not intended to create a Non-Compete provision whereby Employee cannot act as an accounting officer or financial officer for another business following the termination of this Agreement, rather it is prohibited that Employee provide such service to a competitor of the Company during that time period, ie another media company or digital technology company, and in no event shall Employee use or disclose any customer information or business or financial information regarding the Company for any reason regardless of his subsequent employment.

10.           Successors and Assigns. The Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer the Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall ensure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

11.           Notices. Any notice required or permitted to be given to the Employee pursuant to the Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at 5132 Fairway Oaks Dr., Windermere, Fl. 34786, or at such other address as she shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to the Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 146 W. Plant St., Winter Garden, Fl. 34787,, or at such other address as it shall designate by notice to the Employee.

12.           Invalid Provisions. The invalidity or unenforceability of a particular provision of the Agreement shall not affect the enforceability of any other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.           Amendments To The Agreement. The Agreement may only be amended in writing by an agreement executed by both parties hereto.

14.            Entire Agreement. The Agreement contains the entire agreement of the parties hereto and supersedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein.

15.            Applicable Law and Venue. The Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Florida, ; with venue of any lawsuit between the parties being in Orange County, Florida.

16.            No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of the Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.           Severability. If a Court of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of the Agreement, and all other provisions shall remain in full force and effect.

18.           Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

19.           Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to the Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

20.           Indemnification. The Company shall indemnify Employee from any claims, demands or liabilities of any kind or nature arising out of his employment with the Company, that are not the result of his own actions, or actions within his control.

21.           Gender Correction and Neutrality. This Agreement may contain one or more references to he or she, or his or her. It is stipulated and agreed that Employee is a male, and all such references, to the extent they are inconsistent with this, shall be deemed to be corrected

In witness whereof, the parties hereto have executed the Agreement as of the day and year above written.

Gen2Media Corp.	Employee:

By: